As filed with the Securities and Exchange Commission on May 3, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Clearway Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-1777204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 Carnegie Center, Suite 300 Princeton, New Jersey (Address of principal executive offices)	08540 (Zip Code)

Clearway Energy, Inc. Amended and Restated 2013 Equity Incentive Plan

(Full title of the plan)

Kevin P. Malcarney

General Counsel and Corporate Secretary

Clearway Energy, Inc.

300 Carnegie Center, Suite 300

Princeton, New Jersey 08540

(609) 608-1525
(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

M. Preston Bernhisel
Baker Botts L.L.P.
2001 Ross Avenue, Suite 900
Dallas, Texas 75201-2980

Telephone: (214) 953-6783

Facsimile: (214) 661-4783

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Class A Common Stock, par value $0.01 per share	2,500,000	$26.75	$66,875,000	$7,296.06
Class C Common Stock, par value $0.01 per share	2,500,000	$28.92	$72,300,000	$7,887.93
Total				$15,183.99
(1)	This Registration Statement registers 2,500,000 shares of Class A common stock of Clearway Energy, Inc. (the “Registrant”) and 2,500,000 shares of Class C common stock of the Registrant, in each case, issuable pursuant to the Registrant’s Amended and Restated 2013 Equity Incentive Plan as a result of the increase in shares reserved under such plan that was approved by the Registrant’s stockholders on April 29, 2021. The Registrant may issue up to 4,500,000 shares of Class A common stock and/or Class C common stock, but in no event shall the Registrant be entitled to issue more than an aggregate of 4,500,000 shares of Class A common stock and Class C common stock under such plan.

(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Class A common stock or Class C common stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Class A common stock or Class C common stock.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the Class A common stock and the Class C common stock of the Registrant, as applicable, as reported on The New York Stock Exchange on April 28, 2021.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the Proposed Maximum Aggregate Offering Price.

EXPLANATORY NOTE

On April 29, 2021, the Registrant’s stockholders approved the amendment and restatement of the Clearway Energy, Inc. Amended and Restated 2013 Equity Incentive Plan (as amended and restated effective February 19, 2021, the “Plan”) to, among other things, (i) increase the number of shares available for issuance under the Plan from an aggregate of 2,000,000 shares of Class A common stock and/or Class C common stock, which were previously authorized for issuance under the Plan, to an aggregate of 4,500,000 shares of Class A common stock and/or Class C common stock, (ii) extend the term of the Plan until February 19, 2031, (iii) remove obsolete references to Section 162(m) of the Internal Revenue Code of 1986, as amended, and (iv) adjust the limitations under the Plan with respect to the aggregate number of shares subject to awards and/or value of awards that may be granted to a participant during a fiscal year, including by applying such limitations by type of award. The Plan was approved by the Board of Directors of the Registrant on February 19, 2021, subject to shareholder approval.

This Registration Statement (the “Registration Statement”) is being filed, in accordance with General Instruction E to Form S-8, to register the issuance of an aggregate of up to 2,500,000 additional shares of Class A common stock and an aggregate of up to 2,500,000 additional shares of Class C common stock for issuance under the Plan. The Registrant previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) on August 4, 2015 (File No. 333-206061) covering 2,000,000 shares of Class A common stock and 2,000,000 shares of Class C common stock authorized for issuance under the Plan (the “Prior Registration Statement”). Except as supplemented by the information set forth below, the contents of the Prior Registration Statement are incorporated herein by reference. Unless the context otherwise requires, references in this Registration Statement to “us” or “we” are references to Clearway Energy, Inc.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference the following documents filed by us with the Commission:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 1, 2021;

(2)	our Current Reports on Form 8-K filed with the Commission on February 3, 2021, February 5, 2021, March 2, 2021, March 2, 2021, March 9, 2021, March 15, 2021 and May 3, 2021 (in each case, excluding any information in any Current Report on Form 8-K furnished pursuant to Item 2.02 or 7.01); and

(3)	the description of our Class A common stock and Class C common stock contained in our Amendment No. 1 to Registration Statement on Form 8-A (File No. 001-36002) filed with the Commission on May 8, 2015, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Number		Description

4.1	—	Clearway Energy, Inc. Amended and Restated 2013 Equity Incentive Plan, as amended and restated effective February 19, 2021 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated April 29, 2021, filed with the Commission on May 3, 2021, file No. 001-36002).

5.1 *	—	Opinion of Baker Botts L.L.P.

23.1 *	—	Consent of KPMG LLP.

23.2 *	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1 *	—	Power of Attorney (included on the signature page to this Registration Statement).

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on this 3rd day of May, 2021.

CLEARWAY ENERGY, INC.

By:	/s/ CHRISTOPHER S. SOTOS
Christopher S. Sotos
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Christopher S. Sotos, Kevin P. Malcarney and Michael A. Brown, and each or any of them, any of whom may act without the joinder of the other, as his lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign this Registration Statement and any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file such registration statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ CHRISTOPHER S. SOTOS	President, Chief Executive Officer and Director	May 3, 2021
Christopher S. Sotos	(Principal Executive Officer)

/s/ CHAD PLOTKIN	Chief Financial Officer	May 3, 2021
Chad Plotkin	(Principal Financial Officer)

/s/ SARAH RUBENSTEIN	Vice President, Accounting & Controller	May 3, 2021
Sarah Rubenstein	(Principal Accounting Officer)

/s/ JONATHAN BRAM	Chairman of the Board	May 3, 2021
Jonathan Bram

/s/ NATHANIEL ANSCHUETZ	Director	May 3, 2021
Nathaniel Anschuetz

/s/ BRIAN FORD	Director	May 3, 2021
Brian Ford

/s/ BRUCE MACLENNAN	Director	May 3, 2021
Bruce MacLennan

/s/ FERRELL MCCLEAN	Director	May 3, 2021
Ferrell McClean

/s/ DANIEL B. MORE Daniel B. More	Director	May 3, 2021

/s/ E. STANLEY O’NEAL	Director	May 3, 2021
E. Stanley O’Neal

/s/ SCOTT STANLEY	Director	May 3, 2021
Scott Stanley

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